American Physicians Capital, Inc. Shareholders Approve Proposals
                  at Annual Meeting: Board Elects New Chairman

      EAST LANSING, Mich., May 1 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced the election of two directors: Stephen H. Haynes, M.D., a general surgeon from Clovis, New Mexico, and Mitchell A. Rinek, M.D., a dermatologist from East Lansing, Michigan, each with terms expiring in 2010. Shareholders today also ratified the appointment of BDO Seidman, LLP as independent registered public accountants for the fiscal year ending December 31, 2007.

      Both proposals were approved at APCapital's 2007 Annual Meeting of Shareholders, which was held today at 9:00 a.m. EDT at the APCapital headquarters in East Lansing.

      Today the APCapital Board of Directors elected a new Board Chairman, AppaRao Mukkamala, M.D. Dr. Mukkamala, a radiologist from Flint, Michigan, has served on the Company's Board since 1993 and is the newly elected President of the Michigan State Medical Society. Dr. Mukkamala replaced retiring Chairman Thomas R. Berglund, M.D.

      American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

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SOURCE  American Physicians Capital, Inc.
    -0-                             05/01/2007
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
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                         /Web site:  http://www.apcapital.com /(ACAP)